Registration No. 333-123311

Issuer Free Writing Prospectus

Filed pursuant to Rule 433

OFFERING SUMMARY

Relating to the Preliminary Prospectus Supplement

Dated November 2, 2006 (subject to completion)

Wachovia Corporation Medium-Term Notes, Series G

Enhanced Growth Securities due June 15, 2010

Linked to the Performance of a Basket of International Indices

Offering Upside and Downside Outperformance

Issuer:	Wachovia Corporation
Expected Pricing Date:	November 28, 2006
Expected Settlement Date:	December , 2006
Valuation Date:	5 trading days prior to the maturity date
Maturity Date:	June 15, 2010
Principal Amount:	Each security will have a principal amount of $10. Each security will be offered at an initial public offering price of $10. The securities are not principal protected.
Interest:	Wachovia will not pay you interest during the term of the securities.
Market Measure:	The return on the securities is linked to the performance of a basket of indices initially equally weighted as follows: FTSETM100 Index (20%), the Nikkei 225® Index (20%), the S&PTM/ASX 200 Index (20%), the MSCI Taiwan IndexSM (20%) and the Dow Jones EURO STOXXSM 50 Index (20%). We refer to the basket of indices at their respective weightings as the “Basket”. The value of the Basket on the pricing date will be $10.
Payment at Maturity:	At maturity, for each security you own, if the final Basket value is greater than the initial Basket value, you will receive a cash payment equal to the principal amount of the security plus an amount equal to between 125 and 130% of the Basket upside performance (to be determined on the pricing date). If the final Basket value is less than the initial Basket value, you will receive a cash payment equal to the principal amount of the security minus an amount equal to 50% of the Basket downside performance. If the final Basket value equals the initial Basket value, you will receive a cash payment equal to the principal amount of the security. If the final Basket value is less than the initial Basket value, the amount you receive at maturity will be less than the principal amount of the securities in proportion to one-half the decline in the value of the Basket from the initial Basket value relative to the final Basket value.
Listing:	The securities will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network.
CUSIP Number:	929903441

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or and dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-704-715-8400 (toll call) and asking for Structured Notes.

Enhanced Growth Securities due June 15, 2010

Linked to the Performance of a Basket of International Indices

Offering Upside and Downside Outperformance

This offering summary represents a summary of the terms and conditions of the Enhanced Growth Securities Linked to the Performance of a Basket of International Indices due June 15, 2010. You should not rely on this offering summary to make an investment decision and should read the preliminary prospectus supplement and the prospectus in their entirety before making an investment decision.

Key Characteristics of the Enhanced Growth Securities

The securities are unsecured senior debt obligations of Wachovia Corporation, the performance of which is linked to the performance of the Basket. The securities are not principal protected.

Leveraged Upside Participation

If the final Basket value is greater than the initial Basket value, you will receive a cash payment at maturity equal to the principal amount of the security plus an amount equal to between 125 and 130% of the Basket upside performance. This allows investors to participate in upside performance of the Basket at a ratio of 1.25:1 to 1.3:1. The percentage participation will be determined on the pricing date. The Basket upside performance is equal to the principal amount of each security multiplied by the percentage change in the value of the Basket from the pricing date to the valuation date. Each of the component indices in the Basket is calculated on a price return basis, therefore, the change in value of the Basket will not reflect dividends paid on the stocks underlying each of the component indices over the term of the securities.

Modified Downside Exposure

If the final Basket value is less than the initial Basket value, you will receive a cash payment at maturity equal to the principal amount of the security minus an amount equal to 50% of the Basket downside performance. This allows investors to participate in the downside performance of the Basket at a ratio of 0.5:1. The Basket downside performance is equal to the principal amount of each security multiplied by the absolute value of the percentage change in the value of the Basket from the pricing date to the valuation date.

No Principal Protection

The Enhanced Growth Securities do not provide principal protection. If the final Basket value is less than the initial Basket value, the amount you receive at maturity will be less than the principal amount of the securities in proportion to one-half the decline in the value of the Basket from the initial Basket value relative to the final Basket value.

No Periodic Interest Payments

The Enhanced Growth Securities do not pay any interest. You are not entitled to any periodic payment in respect of the Basket performance, regardless of whether or not any stocks underlying the indices comprising the Basket pay any dividends.

Considerations for Investors

Who should consider an investment in the securities?

Investors who are willing to hold their securities until maturity and who want to participate in the appreciation of the Basket over the term of the securities at a rate equal to between 125 and 130%. The securities are designed for investors who are also willing to make an investment that is exposed to one-half of the full downside performance risk of the Basket.

Who should not consider an investment in the securities?

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who require an investment that yields a regular return, who seek full principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Basket. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Return at Maturity

The following graph sets forth the return at maturity for a range of final Basket values. The actual maturity payment amount will depend on the actual final Basket value as determined by the calculation agent as described in this offering summary and the prospectus supplement.

Return Profile of Enhanced Growth Securities vs. Basket

Because each component index reflects the price return of the stocks underlying each such component index, the change in value of the Basket does not reflect dividends paid on the stocks underlying each of the component indices over the term of the securities.

Risk Factors

No guaranteed return of principal. We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Basket based on the final Basket value relative to the initial Basket value. If the final Basket value is less than the initial Basket value, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Basket declines in this manner, you will lose some of your principal.

Yield may be lower. The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Wachovia with the same maturity date.

No active trading market. The securities will not be listed or displayed on any securities exchange, the Nasdaq National Market or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the value of the Basket. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high.

A sale prior to maturity may generate a loss. The market price of the securities at any given time may be affected by many factors, including, among other things, the performance of the Basket, the volatility of the Basket, the dividend yield of the stocks underlying the indices comprising the Basket, market views on Wachovia Corporation’s ability to pay its debt obligations, and interest rates. If you sell your securities prior to maturity, the market price you receive may be less than the maturity payment on the securities, and you may experience a loss.

Non-U.S. and emerging markets risks. The component stocks included in the component indices have been issued by foreign companies. An investment in securities linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets.

Potential conflicts of interest. Wachovia or its affiliates may presently or from time to time engage in business that may adversely affect the price of the securities, including hedging activities and issuing research reports on component stocks underlying the indices in the Basket. Wachovia does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks included in the indices underlying the Basket.

Inclusion of costs in original issue price likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wachovia is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wachovia, as a result of dealer discounts, mark-ups or other transactions.

Certain Tax Considerations

The treatment of securities for the United States federal income tax purposes is uncertain. By purchasing a security, you and Wachovia hereby agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize such security for all tax purposes as a pre-paid cash-settled derivative contract linked to the value of the Basket. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

In the opinion of Sullivan & Cromwell LLP, it would be reasonable to treat the securities in the manner described above, but it would also be a reasonable interpretation of current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Because of the uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities.

All individuals who are considering an investment in the securities should read in its entirety the section entitled “Supplemental Tax Considerations” in the Preliminary Prospectus Supplement.

About the Indices

The basket is an equally weighted basket of indices consisting of the FTSESM 100 Index (Bloomberg symbol “UKX”), the Nikkei 225® Index (Bloomberg symbol “NKS”), the S&PTM/ASX 200 Index (Bloomberg symbol “AS51”), the MSCI Taiwan IndexSM (Bloomberg symbol “TWY”) and the DJ EuroStoxxSM 50 Index (Bloomberg symbol “SX5E”).

We have obtained all information regarding the component indices contained in this free-writing prospectus and the prospectus supplement, including their make-up, from publicly available information, which is subject to change at any time without notice by the sponsors or publishers of such indices. We have obtained all information concerning historical levels of the indices from publicly available sources (such as Bloomberg Financial Markets), without verification of its accuracy. We make no representation or warranty as to the accuracy or completeness of any of the information concerning the component indices. Historical information concerning these indices in no way predicts future performance. You should not rely on past performance of these indices in making an investment decision.

The FTSETM 100 Index

The FTSETM 100 Index is a capitalization-weighted index and consists of the 100 most highly capitalized companies traded on the London Stock Exchange (the “Exchange”). The FTSETM 100 Index was developed with a base value of 1,000 as of January 3, 1984 and is maintained by FTSE International Limited. To qualify for inclusion in the FTSETM 100 Index, companies must have a full listing on the Exchange with a Sterling or Euro denominated price, subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly to review the constituents of the FTSETM 100 Index. A constant number of constituents are maintained for the FTSETM 100 Index.

The following table sets forth the published high and low closing levels of the FTSESM 100 Index and the level of the FTSESM 100 Index at the end of each quarter from January 1, 2003 through September 30, 2006 and the period from October 1, 2006 through October 30, 2006. On October 30, 2006, the closing level of the FTSESM 100 Index was 6,126.80. This historical data on the FTSESM 100 Index is not indicative of the future levels of the FTSESM 100 Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the FTSESM 100 Index during any period set forth below is not any indication that the level of the FTSESM 100 Index is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Closing Levels of the FTSESM 100 Index

Quarter – Start Date	Quarter – End Date	High Closing Level of the Component Index	Low Closing Level of the Component Index	Quarter – End Closing Level of the Component Index
01/01/2003	03/31/2003	4,009.50	3,287.00	3,613.30
04/01/2003	06/30/2003	4,207.00	3,684.80	4,031.20
07/01/2003	09/30/2003	4,314.70	3,963.90	4,091.30
10/01/2003	12/31/2003	4,476.90	4,169.20	4,476.90

01/01/2004	03/31/2004	4,559.10	4,309.40	4,385.70
04/01/2004	06/30/2004	4,575.70	4,395.20	4,464.10
07/01/2004	09/30/2004	4,608.40	4,287.00	4,570.80
10/01/2004	12/31/2004	4,820.10	4,564.50	4,814.30

01/01/2005	03/31/2005	5,060.80	4,783.60	4,894.40
04/01/2005	06/30/2005	5,114.40	4,789.40	5,113.20
07/01/2005	09/30/2005	5,494.80	5,158.30	5,477.70
10/01/2005	12/31/2005	5,638.30	5,142.10	5,618.80

01/01/2006	03/31/2006	6,036.30	5,618.80	5,964.60
04/01/2006	06/30/2006	6,132.70	5,506.80	5,833.40
07/01/2006	09/30/2006	5,986.60	5,681.70	5,960.80
10/01/2006	10/30/2006	6,214.60	5,937.10	6,126.80

The Nikkei 225® Index

The Nikkei 225® Index measures the composite price performance of selected Japanese common stocks and is calculated, published and disseminated by Nihon Keizai Shimbun, Inc. (“NKS”). The Nikkei 225® Index is currently based on 225 underlying common stocks trading on the Tokyo Stock Exchange, and represents a broad cross-section of Japanese industry. All 225 of the underlying stock are listed on the First Section of the TSE, which are the most actively traded stocks on the TSE.

The following table sets forth the published high and low closing levels of the Nikkei 225® Index and the level of the Nikkei 225® Index at the end of each quarter January 1, 2003 through September 30, 2006 and the period from October 1, 2006 through October 30, 2006. On October 30, 2006, the closing level of the Nikkei 225® Index was 16,351.85. This historical data on the Nikkei 225® Index is not indicative of the future levels of the Nikkei 225® Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the Nikkei 225® Index during any period set forth below is not any indication that the level of the Nikkei 225® Index is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Closing Levels of the Nikkei 225® Index

Quarter – Start Date	Quarter – End Date	High Closing Level of the Component Index	Low Closing Level of the Component Index	Quarter – End Closing Level of the Component Index
01/01/2003	03/31/2003	8,790.92	7,862.43	7,972.71
04/01/2003	06/30/2003	9,137.14	7,607.88	9,083.11
07/01/2003	09/30/2003	11,033.32	9,265.56	10,219.05
10/01/2003	12/31/2003	11,161.71	9,614.60	10,676.64

01/01/2004	03/31/2004	11,770.65	10,365.40	11,715.39
04/01/2004	06/30/2004	12,163.89	10,505.05	11,858.87
07/01/2004	09/30/2004	11,896.01	10,687.81	10,823.57
10/01/2004	12/31/2004	11,488.76	10,659.15	11,488.76

01/01/2005	03/31/2005	11,966.69	11,238.37	11,668.95
04/01/2005	06/30/2005	11,874.75	10,825.39	11,584.01
07/01/2005	09/30/2005	13,617.24	11,565.99	13,574.30
10/01/2005	12/31/2005	16,344.20	13,106.18	16,111.43

01/01/2006	03/31/2006	17,059.66	15,341.18	17,059.66
04/01/2006	06/30/2006	17,563.37	14,218.60	15,505.18
07/01/2006	09/30/2006	16,385.96	14,437.24	16,127.58
10/01/2006	10/30/2006	16,811.60	16,082.55	16,351.85

The S&PTM/ASX 200 Index

The S&PTM/ASX 200 Index, which we refer to as the ASX 200 Index, is Australia’s premier large capitalization tradable equity index, and is Australia’s institutional benchmark. The ASX 200 Index was introduced in April 2000 and is maintained by the S&P Australian Index Committee (the ASX Committee), a team of representatives from both Standard and Poor’s and the Australian Stock Exchange.

The following table sets forth the published high and low closing levels of the ASX 200 Index and the level of the ASX 200 Index at the end of each quarter from January 1, 2003 through September 30, 2006 and the period from October 1, 2006 through October 30, 2006. On October 30, 2006, the closing level of the ASX 200 Index was 5,399.40. This historical data on the ASX 200 Index is not indicative of the future levels of the ASX 200 Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the ASX 200 Index during any period set forth below is not any indication that the level of the ASX 200 Index is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Closing Levels of the ASX 200 Index

Quarter – Start Date	Quarter – End Date	High Closing Level of the Component Index	Low Closing Level of the Component Index	Quarter – End Closing Level of the Component Index
01/01/2003	03/31/2003	3,077.00	2,700.40	2,885.20
04/01/2003	06/30/2003	3,112.30	2,882.20	3,025.80
07/01/2003	09/30/2003	3,235.30	3,028.40	3,169.50
10/01/2003	12/31/2003	3,303.70	3,159.20	3,299.80

01/01/2004	03/31/2004	3,438.40	3,262.00	3,415.30
04/01/2004	06/30/2004	3,554.50	3,345.50	3,532.90
07/01/2004	09/30/2004	3,665.00	3,468.30	3,665.00
10/01/2004	12/31/2004	4,054.90	3,659.60	4,050.60

01/01/2005	03/31/2005	4,266.40	4,029.90	4,109.90
04/01/2005	06/30/2005	4,312.20	3,947.10	4,277.50
07/01/2005	09/30/2005	4,671.70	4,229.20	4,641.20
10/01/2005	12/31/2005	4,772.50	4,357.20	4,763.40

01/01/2006	03/31/2006	5,129.70	4,776.00	5,129.70
04/01/2006	06/30/2006	5,364.50	4,838.90	5,073.90
07/01/2006	09/30/2006	5,154.10	4,900.10	5,154.10
10/01/2006	10/30/2006	5,399.40	5,142.70	5,399.40

The MSCI Taiwan IndexSM

The MSCI Taiwan IndexSM is a free float adjusted market capitalization index that is designed to measure equity market performance in Taiwan. It is calculated daily in U.S. dollars and published in real time in Taiwan Dollars every 15 seconds during market trading hours. As of July 24, 2006, the index contained 103 securities with a total market capitalization of $239.547 billion.

The following table sets forth the published high and low closing levels of the MSCI Taiwan IndexSM and the level of the MSCI Taiwan IndexSM at the end of each quarter January 1, 2003 through September 30, 2006 and the period from October 1, 2006 through October 30, 2006. On October 30, 2006, the closing level of the MSCI Taiwan IndexSM was 288.94. This historical data on the MSCI Taiwan IndexSM is not indicative of the future levels of the MSCI Taiwan IndexSM or what the market value of the securities may be. Any historical upward or downward trend in the level of the MSCI Taiwan IndexSM during any period set forth below is not any indication that the level of the MSCI Taiwan IndexSM is more or less likely to increase or decrease at any time during the term of the securities

Quarterly High, Low and Closing Levels of the MSCI Taiwan IndexSM

Quarter – Start Date	Quarter – End Date	High Closing Level of the Component Index	Low Closing Level of the Component Index	Quarter – End Closing Level of the Component Index
01/01/2003	03/31/2003	216.15	181.33	184.08
04/01/2003	06/30/2003	219.73	177.59	210.88
07/01/2003	09/30/2003	258.49	217.56	250.04
10/01/2003	12/31/2003	273.90	248.82	259.11

01/01/2004	03/31/2004	300.55	261.11	277.02
04/01/2004	06/30/2004	292.39	233.12	248.25
07/01/2004	09/30/2004	249.84	224.29	243.79
10/01/2004	12/31/2004	257.67	234.90	257.67

01/01/2005	03/31/2005	261.15	240.29	247.50
04/01/2005	06/30/2005	266.97	235.89	260.81
07/01/2005	09/30/2005	271.34	247.38	256.41
10/01/2005	12/31/2005	277.65	235.23	275.81

01/01/2006	03/31/2006	285.78	267.98	279.69
04/01/2006	06/30/2006	316.10	262.49	279.49
07/01/2006	09/30/2006	289.53	258.49	286.23
10/01/2006	10/30/2006	296.93	284.67	288.94

The Dow Jones EURO STOXXSM 50 Index

The Dow Jones EURO STOXXSM 50 Index, which we refer to as the EURO STOXXSM 50 Index, is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of this information.

The EURO STOXXSM 50 Index was created by STOXX Limited, a joint venture between Deutsche Böerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the EURO STOXXSM 50 Index began on February 26, 1998, based on an initial Index value of 1,000 at December 31, 1991. The EURO STOXXSM 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.STOXX.com.

The EURO STOXXSM 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXXSM Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. As of September 30, 2006, the eight countries that are represented in the EURO STOXXSM 50 Index account for the following approximate percentages: (1) France, 34.4%; (2) Germany, 23.0%; (3) Spain, 13.9%;(4) The Netherlands, 13.0%; (5) Italy, 11.6%; (6) Finland, 3.2%; and (7) Ireland, 1.0%.

The following table sets forth the published high and low closing levels of the EURO STOXXSM 50 Index and the level of the EURO STOXXSM 50 Index at the end of each quarter from January 1, 2003 through September 30, 2006 and the period from October 1, 2006 through October 30, 2006. On October 30, 2006, the closing level of the EURO STOXXSM 50 Index was 4,004.92. This historical data on the EURO STOXXSM 50 Index is not indicative of the future levels of the EURO STOXXSM 50 Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the EURO STOXXSM 50 Index during any period set forth below is not any indication that the level of the EURO STOXXSM 50 Index is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Closing Levels of the EURO STOXXSM 50 Index

Quarter – Start Date	Quarter – End Date	High Closing Level of the Component Index	Low Closing Level of the Component Index	Quarter – End Closing Level of the Component Index
01/01/2003	03/31/2003	2,529.86	1,849.64	2,036.86
04/01/2003	06/30/2003	2,527.44	2,067.23	2,419.51
07/01/2003	09/30/2003	2,641.55	2,366.86	2,395.87
10/01/2003	12/31/2003	2,760.66	2,434.63	2,760.66

01/01/2004	03/31/2004	2,959.71	2,702.05	2,787.49
04/01/2004	06/30/2004	2,905.88	2,659.85	2,811.08
07/01/2004	09/30/2004	2,806.62	2,580.04	2,726.30
10/01/2004	12/31/2004	2,955.11	2,734.37	2,951.24

01/01/2005	03/31/2005	3,114.54	2,924.01	3,055.73
04/01/2005	06/30/2005	3,190.80	2,930.10	3,181.54
07/01/2005	09/30/2005	3,429.42	3,170.06	3,428.51
10/01/2005	12/31/2005	3,616.33	3,241.14	3,578.93

01/01/2006	03/31/2006	3,874.61	3,532.68	3,853.74
04/01/2006	06/21/2006	3,890.94	3,408.02	3,648.92
07/01/2006	09/30/2006	3,899.41	3,492.11	3,899.41
10/01/2006	10/30/2006	4,027.29	3,880.14	4,004.92

Historical Closing Values of the Basket

The Basket is not a recognized market index. The Basket was created solely for purposes of the offering of the securities and will be calculated solely during the term of the securities. The Basket does not reflect the performance of all major securities markets, and may not reflect actual global market performance. The historical closing values of the Basket, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing values of the Basket during any period shown below is not an indication that the annual percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The historical values do not give an indication of future values of the Basket. We cannot make any assurance that the future values of the Basket, the future values of the component indices or the trading prices of the component stocks underlying the component indices will result in holders of the securities receiving a maturity payment amount greater than the principal amount of their securities on the maturity date. We do not make any representation to you as to the performance of the Basket or the component indices. We obtained the closing values of the component indices used to calculate the historical values of the Basket from Bloomberg Financial Services, without independent verification. The actual values of the component indices and the Basket at or near the valuation date may bear little relation to the historical values shown below.

The following table sets forth a hypothetical calculation of the closing high and low values of the Basket as though it had been in existence since January 1, 2003 with a starting values of $10 and exchange ratios for the component indices underlying the Basket determined as of that date, as well as the value of the Basket at the end of each quarter from January 1, 2003 through September 30, 2006 and the period from October 1, 2006 through October 31, 2006. On October 31, 2006, the closing value of the Basket was 16.93. Past movements of the Basket are not indicative of future values.

Quarterly High, Low and Closing Values of the Basket

Quarter – Start Date	Quarter – End Date	High Closing Level of the Basket	Low Closing Level of the Basket	Quarter – End Closing Level of the Basket
01/01/2003	03/31/2003	10.41	8.82	9.26
04/01/2003	06/30/2003	10.73	9.33	10.43
07/01/2003	09/30/2003	11.82	10.48	11.21
10/01/2003	12/31/2003	12.00	11.30	12.00

01/01/2004	03/31/2004	12.87	12.00	12.49
04/01/2004	06/30/2004	12.92	11.60	12.36
07/01/2004	09/30/2004	12.34	11.56	12.14
10/01/2004	12/31/2004	13.01	12.06	13.01

01/01/2005	03/31/2005	13.48	12.76	13.11
04/01/2005	06/30/2005	13.63	12.60	13.56
07/01/2005	09/30/2005	14.61	13.53	14.61
10/01/2005	12/31/2005	15.81	13.84	15.69

01/01/2006	03/31/2006	16.60	15.48	16.60
04/01/2006	06/30/2006	17.24	14.96	15.96
07/01/2006	09/30/2006	16.50	15.20	16.50
10/01/2006	10/31/2006	17.10	16.48	16.93

License Agreements

FTSESM 100 Index. The securities are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited or by the London Stock Exchange Plc or by The Financial Times Limited (“FT”) and neither FTSE International Limited nor London Stock Exchange Plc nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSESM 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSESM 100 Index is compiled and calculated by FTSE. However, neither FTSE nor London Stock Exchange Plc nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSESM 100 Index and neither FTSE or London Stock Exchange Plc or FT shall be under any obligation to advise any person of any error therein.”

“FTSE®”, “FT-SE®” and “Footsie®” are trade marks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. “All-World”, “All-Share” and “All-Small” and “FTSE4Good” are trade marks of FTSE International Limited.

Nikkei 225® Index. We have entered into a non-exclusive license agreement with NKS, which allows us and our affiliates, in exchange for a fee, to use the Nikkei 225® Index in connection with the issuance of certain securities, including the securities. We are not affiliated with NKS; the only relationship between NKS and us is the licensing of the use of the Nikkei 225® Index and trademarks relating to the Nikkei 225® Index.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225® Index. The securities are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this prospectus supplement that NKS makes any representation or warranty, implied or express, to us, any holder of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the Nikkei 225® Index to track general stock market performance.

NKS determines, composes and calculates the Nikkei 225® Index without regard to the securities. NKS has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the Nikkei 225® Index. NKS is not responsible for, and has not participated in the determination of, the terms, prices or amount of the securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the securities payable at maturity. NKS has no obligation or liability in connection with the administration, marketing or trading of the securities.

NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225® Index or the manner in which the Nikkei 225® Index is applied in determining the initial Index level or the final Index level or any amount payable upon maturity of the securities.

NKS DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225® INDEX OR ANY DATA INCLUDED IN THE NIKKEI 225® INDEX. NKS ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

ASX 200 Index. Standard & Poor’s and WBNA have entered into a non-exclusive license agreement providing for the license to WBNA, its subsidiaries and affiliates, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including these securities.

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the ASX 200 Index or any data included in the ASX 200 Index. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the securities, or any other person or entity from the use of the ASX 200 Index or any data included in the ASX 200 Index in connection with the rights licensed under the license agreement described in this prospectus supplement or for any other use. Standard & Poor’s makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the ASX 200 Index or any data included in the ASX 200 Index. Without limiting any of the above information, in no event will Standard & Poor’s have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the ASX 200 Index to track general stock market performance. Standard & Poor’s only relationship to WBNA (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of Standard & Poor’s and of the ASX 200 Index which is determined, composed and calculated by Standard & Poor’s without regard to WBNA or the securities. Standard & Poor’s has no obligation to take the needs of WBNA or the holders of the securities into consideration in determining, composing or calculating the ASX 200 Index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the securities.

“Standard & Poor’s®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed by WBNA, its subsidiaries and affiliates. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the securities.

MSCI Taiwan IndexSM. This financial product is not sponsored, endorsed, sold or promoted by MSCI, any of its affiliates, any of its information providers or any other third party involved in, or related to, compiling, computing or creating any MSCI index (collectively, the “MSCI parties”). The MSCI indexes are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Wachovia Corporation. These securities have not been passed on by any of the MSCI parties as to their legality or suitability with respect to any person or entity and none of the MSCI parties makes any warranties or bears any liability with respect to these securities. Without limiting the generality of the foregoing, none of the MSCI parties makes any representation or warranty, express or implied, to the issuer or owners of these securities or any other person or entity regarding the advisability of investing in financial products generally or in these securities particularly or the ability of any MSCI index to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the MSCI indexes which are determined, composed and calculated by MSCI without regard to these securities or the issuer or owner of these securities or any other person or entity. None of the MSCI parties has any obligation to take the needs of the issuers or owners of these securities or any other person or entity into consideration in determining, composing or calculating the MSCI indexes. None of the MSCI parties is responsible for or has participated in the determination of the timing of, prices at, or quantities of these securities or in the determination or calculation of the equation by or the consideration into which these securities are redeemable. None of the MSCI parties has any obligation or liability to the issuer or owners of these securities or any other person or entity in connection with the administration, marketing or offering of these securities.

Although MSCI shall obtain information for inclusion in or for use in the calculation of the MSCI indexes from sources that MSCI considers reliable, none of the MSCI parties warrants or guarantees the originality, accuracy and/or completeness of any MSCI index or any data included therein or the results to be obtained by the issuer of these securities, owners of this financial product, or any other person or entity, from the use of any MSCI index or any data included therein and none of the MSCI parties shall have any liability to any person or entity for any errors, omissions or interruptions of or in connection with any MSCI index or any data included therein. Further, none of the MSCI parties makes any express or implied warranties of any kind and the MSCI parties hereby expressly disclaim all warranties (including, without limitation and for purposes of example only, all warranties of title, sequence, availability, originality, accuracy, completeness, timeliness, non-infringement, merchantability and fitness for a particular purpose and all implied warranties arising from trade usage, course of dealing and course of performance) with respect to each MSCI index and all data included therein. Without limiting the generality of any of the foregoing, in no event shall any of the MSCI parties have any liability to any person or entity for any damages, whether direct, indirect, special, incidental, punitive, consequential (including, without limitation, loss of use, loss of profits or revenues or other economic loss), and whether in tort (including, without limitation, strict liability and negligence) contract or otherwise, even if it might have anticipated, or was advised of, the possibility of such damages.

No purchaser, seller or holder of these securities, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Dow Jones Euro STOXXSM 50 Index. The license agreement between STOXX Limited and Wachovia provides that the following language must be set forth in this prospectus supplement:

The Dow Jones Euro STOXXSM 50 Index is the intellectual property of (including registered trademarks) of Stoxx Limited, Zurich, Switzerland and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA, (the “Licensors”), which is used under license. The securities based on the index are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.